Exhibit 5

Schiff Hardin LLP 233 South Wacker Drive Suite 7100 Chicago, IL 60606 T 312.258.5500 F 312.258.5600 schiffhardin.com

May 3, 2018

Alexander B. Young (312) 258.5737 ayoung@schiffhardin.com

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-1004

Re:	Adtalem Global Education Inc. – Registration of Common Stock on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Adtalem Global Education Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering the registration of shares of its Common Stock, $.01 par value per share (the “Common Stock”) issuable pursuant to the Adtalem Global Education Inc. Fourth Amended and Restated Incentive Plan of 2013 (the “Plan”).

In that connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein. Based on the foregoing, it is our opinion that, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Alexander B. Young
Alexander B. Young